As filed with the Securities and Exchange Commission on July 28, 2005
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1978822 (I.R.S. Employer Identification No.)

10700 Bren Road West Minnetonka, Minnesota (Address of Principal Executive Offices)	55343 (Zip Code)

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
2005 STOCK INCENTIVE PLAN
(Full title of the plan)

Martin J. Emerson
President and Chief Executive Officer
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
10700 Bren Road West
Minnetonka, MN 55343
(952) 930-6000
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to	Amount to be	Proposed maximum offering	Proposed maximum	Amount of
be registered	registered (1)	price per unit (2)	aggregate offering price	registration fee (3)
Voting Common Stock, par value $0.01 per share	6,600,000	$21.53	$142,098,000	$16,724.93

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional securities as may be issuable as a result of the anti-dilution provisions of the plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated as follows: (i) with respect to options previously granted under the plan, as to 978,642 shares of voting common stock, on the basis of the weighted average exercise price of such option grants of $19.69 per share, and (ii) with respect to options to be granted under the plan, on the basis of the average high and low reported sales price of the registrant’s voting common stock on July 21, 2005, as reported by the Nasdaq National Market System.

(3)	A filing fee of $2,952.85 was previously paid in connection with shares registered on a Form S-8, (File No. 333-107245) for issuance pursuant to awards under the American Medical Systems Holdings, Inc. 2000 Equity Incentive Plan. On July 28, 2005, 1,270,200 shares underlying this prior Form S-8 were de-registered pursuant to a post-effective amendment to such registration statement. Pursuant to Rule 457(p), the Company is applying the $937.66 filing fee originally paid in connection with the de-registered shares as an off-set to the registration fee due hereunder.

EXPLANATORY NOTE
On August 11, 2000, a total of 7,423,500* shares of the voting common stock of American Medical Systems Holdings, Inc. (the “Company”) were registered with the Securities and Exchange Commission (the “SEC”) by a Registration Statement on Form S-8 (File No. 333-43536) in connection with the American Medical Systems Holdings, Inc. 2000 Equity Incentive Plan (the “Prior Plan”). On December 18, 2001, a total of 2,910,000* additional shares of the voting common stock of the Company were registered with the SEC by a Registration Statement on Form S-8 (File No. 333-75314) and on July 22, 2003, a total of 4,000,000* additional shares of voting common stock of the Company were registered with the SEC by a Registration Statement on Form S-8 (File No. 333-107245) in connection with the Prior Plan.
On March 29, 2005, the Board of Directors of the Company adopted the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan (the “New Plan”). The Board reserved a maximum of 6,600,000 shares of voting common stock for issuance under the New Plan, plus the number of shares of voting common stock which, as of the effective date of the New Plan, were subject to outstanding options under the Prior Plan, and which are not thereafter issued or would otherwise have been available for further issuance under the Prior Plan. The Board also took action to terminate the Prior Plan as to any future awards thereunder as of the effective date of the New Plan. As of May 5, 2005 (the date of the Company’s Annual Meeting of Stockholders at which the New Plan was approved and, therefore, the effective date), 13,063,300* shares of the Company’s voting common stock registered for issuance pursuant to the Prior Plan had been issued or otherwise remained subject to grants made thereunder. As a result of the termination of the Prior Plan, the remaining 1,270,200* shares have been de-registered pursuant to a post-effective amendment to the last Form S-8 filed with respect to the Prior Plan, the $937.66 registration fee paid with respect to such shares is being applied as an off-set to the fees due hereunder. Additional shares under the Prior Plan may become available in the future and may also be included in the New Plan.
[*Note: On March 21, 2005, the Company affected a two-for-one stock split in the form of a 100% stock dividend. All share and per share numbers are hereby deemed to be adjusted accordingly to reflect this split.]

Part II
INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company (File No. 000-30733) with the SEC are incorporated by reference in this Registration Statement:
(1) Annual Report on Form 10-K for the year ended January 1, 2005, as filed with the SEC on March 17, 2005;
(2) Quarterly Report on Form 10-Q as filed with the SEC on May 12, 2005 and as amended on June 13, 2005;
(3) Current Reports on Form 8-K, as filed with the SEC on February 16, 2005, February 17, 2005, February 28, 2005, April 21, 2005, April 28, 2005, June 6, 2005, July 7, 2005 and July 12, 2005;
(4) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since April 2, 2005; and
(5) The description of the Company’s voting common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on May 31, 2000, including any amendments or reports filed for the purpose of updating such descriptions.
All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the fiscal year ended January 1, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. To the extent that Ernst & Young LLP audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference in this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Company’s Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”).

Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses that such officer or director actually and reasonably incurred.
The Company’s Amended and Restated Certificate of Incorporation provides that, to the extent permitted by the DGCL, a director of the Company will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting personal liability of directors of a corporation for monetary damages arising from breaches of fiduciary duty, except for liability (1) for breaches of a director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (4) for transactions in which a director received an improper personal benefit.
The Company’s Amended and Restated Certificate of Incorporation provides that the Company is required to indemnify its directors and officers to the maximum extent permitted by law. The Amended and Restated Certificate of Incorporation also requires the Company to advance expenses incurred by a director or officer in connection with the defense of any action or proceeding arising out of that party’s status or service as a director or officer of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if serving as such at the Company’s request. In addition, the Certificate of Incorporation permits the Company to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.
In addition, the Company maintains liability insurance for its directors and officers.
Item 7. Exemptions from Registration Claimed.
No restricted securities are to be re-offered or resold pursuant to this Registration Statement.
Item 8. Exhibits.
Exhibit No.
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of Form 10-K of the Company, SEC File No. 000-30733, filed March 17, 2005).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of Form 10-K of the Company, File No. 000-30733, filed March 18, 2004).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (filed herewith electronically).

23.1	Consent of Ernst & Young LLP (filed herewith electronically).
23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on July 28, 2005.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
By:	/s/ Martin J. Emerson
Martin J. Emerson
President and Chief Executive Officer

By:	/s/ Carmen L. Diersen
Carmen Diersen
Executive Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Martin J. Emerson and Carmen Diersen, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on July 28, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ Martin J. Emerson Martin J. Emerson	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Carmen L. Diersen Carmen Diersen	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
/s/ Douglas W. Kohrs Douglas W. Kohrs	Chairman of the Board
/s/ Richard B. Emmitt Richard B. Emmitt	Director
/s/ Christopher H. Porter, Ph.D. Christopher H. Porter, Ph. D	Director
/s/ Albert Jay Graf Albert Jay Graf	Director
/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Director
/s/ Thomas Timbie Thomas Timbie	Director

INDEX TO EXHIBITS

No.	Item	Method of Filing
4.1	Amended and Restated Certificate of Incorporation of Company	Incorporated by reference to Exhibit 3.1 of Form 10-K of the Company, SEC File No. 000-30733, filed March 17, 2005.

4.2	Bylaws of Company	Incorporated by reference to Exhibit 3.2 of Form 10-K of the Company, File No. 000-30733, filed March 18, 2004.

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith electronically.

23.1	Consent of Ernst & Young LLP	Filed herewith electronically.

23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on the signature page to this Registration Statement.